Exhibit 99.1

For Release at 6AM (ET) on Monday, July 31, 2006

Audible Extends Availability of Exclusive Audio
Content on iTunes Music Store

Includes Over 105,000 Hours of Downloadable Audiobooks & Other
Spoken Word Titles

Wayne, NJ, July 31, 2006--Audible, Inc. (NASDAQ: ADBL; www.audible.com), the leading provider of spoken entertainment and information on the Internet today announced that the company will continue to offer more than 105,000 hours of downloadable audiobooks and other spoken word programs from Audible exclusively through the iTunes Music Store.

Audible.com customers will continue to be able to use their iPods and iTunes software to download and manage their audible.com audio, and Audible will continue to exclusively supply the iTunes Music Store with its more than 16,000 audiobooks and other book-related content. Audible will also continue to supply iTunes with a consistent flow of other programming from audible.com’s vast collection of comedy, paid podcasts, lectures, speeches, radio programs, language instruction, children’s stories, religious programs, and dramatic performances.

“We’re thrilled to offer iTunes customers access to Audible's astounding catalog of spoken word content,” said Eddy Cue, Apple’s vice president of iTunes. “Audible's audiobooks have been extremely popular with iTunes customers and consistent best sellers.”

“We are very happy to know that we will continue to work closely with iTunes,” said Donald Katz, chairman and CEO, Audible, Inc. “Working with iTunes has been a tremendous benefit to our listeners, and we expect things to be even better as the digital media economy continues to grow.”

Audible titles have been consistent best sellers at iTunes. Author Thomas Friedman’s audiobook, The World Is Flat, hit the number one spot on iTunes, and many other audiobooks, including Annie Proulx’s Brokeback Mountain and C.S. Lewis’ Narnia Collection have been iTunes best sellers. Through iTunes, Audible unveiled exclusive early releases of best-selling downloads from comedians Jon Stewart and Bill Maher, and recent best sellers from Audible have included comedy from Ricky Gervais and Stephen Colbert.

Audible first began distributing digital audio content on iTunes in October of 2003, when Audible became the exclusive source of spoken word content for the iTunes Music Store. In 2004, Audible began to exclusively supply spoken word titles and programs to the iTunes Music Stores in the UK, France, Germany, and later across Europe. Audible audio titles are now available through 21 iTunes Music Stores around the world.

About Audible, Inc.

Audible (www.audible.com) is the leading provider of spoken entertainment and information on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 105,000 hours of audio programming from 334 content partners, including leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is the Apple iTunes Music Store's preeminent provider of spoken products for downloading or streaming via the Web. Among Audible's other key business relationships are Bookspan, Creative Labs, Dell, iriver, Microsoft, Palm, SanDisk, Texas Instruments, and XM Satellite Radio.

Audible, www.audible.com, www.audible.co.uk, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks. Other product or service names mentioned herein are the trademarks of their respective owners.

Media/Investor Contact:
Jonathan Korzen
Phone: (973) 837-2178
jkorzen@audible.com